As filed with the Securities and Exchange Commission on January 17, 2017

Registration No. 333-147473

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SBA COMMUNICATIONS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Florida	65-0716501
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

8051 Congress Avenue

Boca Raton, Florida 33487

(561) 995-7670

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas P. Hunt, Esq.

Executive Vice President, Chief Administrative Officer and General Counsel

8051 Congress Avenue

Boca Raton, Florida 33487

(561) 995-7670

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Kara L. MacCullough, Esq.

Greenberg Traurig, P.A.

401 East Las Olas Boulevard Suite 2000

Fort Lauderdale, FL 33301

(954) 765-0500

Approximate date of commencement of proposed sale of the securities to the public: From time to time after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an “X” in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Class A Common Stock, par value $0.01 per share	4,000,000 shares	$33.42	$133,680,000	$4,104(2)

(1)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based upon the average high and low prices of the Class A Common Stock reported by The Nasdaq Global Select Market on November 14, 2007.
(2)	Previously paid in connection with the initial filing of this registration statement on November 16, 2007.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On January 13, 2017, in connection with the election by SBA Communications Corporation, a Florida corporation, to be subject to tax as a real estate investment trust (“REIT”) for federal income tax purposes, SBA Communications Corporation merged with and into its wholly owned subsidiary, SBA Communications REIT Corporation, a Florida corporation, with SBA Communications REIT Corporation as the surviving corporation. We refer to SBA Communications Corporation as the Predecessor Registrant and SBA Communications REIT Corporation as the Registrant. The merger occurred pursuant to an Agreement and Plan of Merger, dated as of November 10, 2016, which we refer to as the merger agreement, and was approved by the requisite vote of shareholders at a special meeting of the shareholders of the Predecessor Registrant held on January 12, 2017. At 11:59 p.m., Eastern Time, on January 13, 2017, the effective time of the merger, the Registrant changed its name from “SBA Communications REIT Corporation” to “SBA Communications Corporation.” Immediately after the merger, the Registrant succeeded to and continued the business and assumed the obligations of the Predecessor Registrant immediately prior to the merger. Unless otherwise indicated, references to “we,” “us,” “our,” the “Company” and “SBA Communications Corporation” refer to the Registrant, its subsidiaries and its predecessor, the Predecessor Registrant.

At the effective time of the merger, pursuant to the merger agreement, the outstanding shares of the Predecessor Registrant’s Class A common stock, par value $0.01 per share, were converted into the right to receive an equal number of shares of the Registrant’s Class A common stock, par value $0.01 per share, which are subject to the share ownership and transfer restrictions described in the prospectus that forms a part of this Post-Effective Amendment No. 1.

The issuance of the shares of the Registrant’s Class A common stock was registered under the Securities Act of 1933, as amended, or Securities Act, pursuant to the Registrant’s registration statement on Form S-4, as amended (File No. 333-213949), which was declared effective by the U.S. Securities and Exchange Commission on December 5, 2016. Shares of the Registrant’s Class A common stock trade on the same exchange, the NASDAQ Global Select Market, and under the same symbol, “SBAC,” as the shares of the Predecessor Registrant Class A common stock prior to the merger.

This Post-Effective Amendment No. 1 pertains to the adoption by the Registrant of the Predecessor Registrant’s Registration Statement No. 333-147473.

This Post-Effective Amendment No. 1 is being filed by the Registrant pursuant to Rule 414 under the Securities Act, as the successor issuer to the Predecessor Registrant following the merger. In accordance with Rule 414(d), the Registrant, as successor to the Predecessor Registrant, hereby expressly adopts the Registration Statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Prospectus

The information in this Prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated January 17, 2017

4,000,000 Shares

SBA Communications Corporation

Class A Common Stock

This prospectus registered up to an aggregate of 4,000,000 shares of Class A common stock we may offer in connection with acquisitions of wireless communications towers or antenna sites and related assets or companies that own wireless communications towers or antenna sites and related assets at various locations in the United States from time to time. As of the date of this prospectus, we had 1,701,631 shares of Class A common stock that remain available to be issued under this prospectus.

It is expected that the terms of these acquisitions will be determined by direct negotiations with the owners or controlling persons of the assets, businesses or securities to be acquired, and that the shares of Class A common stock issued will be valued at prices reasonably related to the market price of the Class A common stock either at the time an agreement is entered into concerning the terms of the acquisition or at or about the time the shares are delivered.

Our Class A common stock is listed and traded on The Nasdaq Global Select Market under the symbol “SBAC.” The last reported sale price of our Class A common stock on January 13, 2017 was $105.57 per share. We will make application to list any shares of Class A common stock sold pursuant to a supplement to this prospectus on the Nasdaq Global Select Market.

Investing in the shares involves risks. See “ Risk Factors” on page 3 of this prospectus. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement, and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

January     , 2017

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide you with copies of this information, without charge, upon written or oral request to:

SBA Communications Corporation

8051 Congress Avenue

Boca Raton, Florida 33487

Attention: Investor Relations

Phone: (561) 995-7670

Fax: (561) 998-3448

In order to receive timely delivery of this information, you should make your request no later than five business days before the date you must make your investment decision. For a more detailed discussion about the information about us that is incorporated by reference into this prospectus, see “Where You Can Find More Information; Incorporation by Reference.”

i

About this Prospectus

This prospectus is part of a shelf registration statement on Form S-4 that we filed with the Commission. Under this shelf registration process, we, directly or through our wholly owned subsidiary, may in one or more offerings, sell up to an aggregate of 4,000,000 shares of our Class A common stock, par value $0.01 per share (the “Class A common stock”), in connection with the acquisition of wireless communications towers or antenna sites and related assets or companies that own wireless communications towers or antenna sites and related assets. This prospectus provides you with a general description of the securities we or our wholly owned subsidiary may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described below under the heading “Where You Can Find More Information; Incorporation by Reference.”

When used in this prospectus and any prospectus supplement, the terms “SBA,” “we,” “our,” and “us” refer to SBA Communications Corporation and its subsidiaries. As part of its conversion to a real estate investment trust (“REIT”) for federal income tax purposes, effective at 11:59 p.m. Eastern Time, on January 13, 2017, SBA Communications Corporation merged with and into its wholly owned subsidiary, SBA Communications REIT Corporation, with SBA Communications REIT Corporation as the surviving corporation. At the effective time of the merger, SBA Communications REIT Corporation changed its name to “SBA Communications Corporation.” Prior to the effective time of the merger, “SBA Communications Corporation” refers to the predecessor company, and as of the effective time of the merger, “SBA Communications Corporation” refers to the successor entity.

The Company

We are a leading independent owner and operator of wireless communications tower structures, rooftops and other structures that support antennas used for wireless communications, which we collectively refer to as “towers” or “sites”. Our principal operations are in the United States and its territories. In addition, we own and operate towers in Canada, Central America, and South America. Our primary business line is our site leasing business, which contributed 98.5% of our total segment operating profit for the nine months ended September 30, 2016. In our site leasing business, we (1) lease antenna space to wireless service providers on towers that we own or operate and (2) manage rooftop and tower sites for property owners under various contractual arrangements. As of September 30, 2016, we owned 25,878 towers, a substantial portion of which have been built by us or built by other tower owners or operators who, like us, have built such towers to lease space to multiple wireless service providers. We also managed or leased approximately 5,500 actual or potential towers, approximately 500 of which were revenue producing as of September 30, 2016. Our other business line is our site development business, through which we assist wireless service providers in developing and maintaining their own wireless service networks.

In order to effect its conversion to a REIT for federal income tax purposes, effective January 13, 2017, SBA Communications Corporation merged with and into its wholly owned subsidiary, SBA Communications REIT Corporation. SBA Communications REIT Corporation was the surviving corporation, and was renamed SBA Communications Corporation.

Our principal executive offices are located at 8051 Congress Avenue, Boca Raton, FL 33487 and the telephone number is (561) 995-7670. SBA was founded in 1989 and incorporated in Florida in 1997. Our corporate website is www.sbasite.com. The information contained on our website is not part of this prospectus.

Acquisition Terms

This document serves as our prospectus to offer up to 4,000,000 shares of our Class A common stock (of which 1,701,631 shares were still available to be issued as of the date of the registration statement on Form S-4 of which this prospectus forms a part) that we plan to use, from time to time, to acquire wireless communications towers or antenna sites and related assets or companies that own wireless communications towers or antenna sites and related assets at various locations in the United States. These shares of Class A common stock will be offered by us directly or through our wholly owned subsidiary which received the shares as a capital contribution. The consideration for the acquisition of these assets or equity interests may consist of the assumption of liabilities, issuances of our Class A common stock, and in certain cases, a portion of cash, or any combination of these items.

It is expected that the terms of acquisitions involving the issuance of the shares of Class A common stock covered by this prospectus will be determined by direct negotiations with the owners or controlling persons of the assets, businesses or securities to be acquired, and that the shares of Class A common stock issued will be valued at prices reasonably related to the market price of the Class A common stock either at the time an agreement is entered into concerning the terms of the acquisition or at or about the time the shares are delivered. No underwriting discounts or commissions will be paid, although finder’s fees may be paid in connection with certain acquisitions. Any person receiving such fees may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on the resale of shares of Class A common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Risk Factors

Investing in our securities involves risks. Potential investors are urged to read and consider the risk factors relating to an investment in SBA described in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q, filed with the Commission and incorporated by reference in this prospectus. The risks and uncertainties described in these risk factors are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also affect our business operations. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement.

Disclosure Regarding Forward-Looking Statements

This prospectus and the documents that are incorporated by reference into this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements concern expectations, beliefs, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Specifically, this prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements regarding:

•	our expectations on the future growth and financial health of the wireless industry and the industry participants, the drivers of such growth, the demand for our towers, and the trends developing in our industry;

•	our beliefs regarding our ability to capture and capitalize on industry growth and the impact of such growth on our financial and operational results;

•	our belief that over the long-term, site leasing revenues will continue to grow as wireless service providers increase their use of our towers due to increasing minutes of network use and data transfer, network expansion and network coverage requirements, on an organic basis, in our domestic and international segments;

•	our expectation that customer activity will primarily be in the form of, in the current environment, amendments to current leases as wireless service providers seek to upgrade their antennas and, in the long-term, new leases as these providers continue to expand and upgrade their networks;

•	our belief that our site leasing business is characterized by stable and long-term recurring revenues, predictable operating costs, and minimal non-discretionary capital expenditures;

•	our expectation that, due to the relatively young age and mix of our tower portfolio, future expenditures required to maintain these towers will be minimal;

•	our expectation that we will grow our cash flows by adding tenants to our towers at minimal incremental costs and executing monetary amendments;

•	our ability to qualify and to remain qualified as a REIT and the timing of such qualification;

•	our belief that our business is currently operated in a manner that complies with the REIT rules;

•	our belief that we will not be required to make an earnings and profits distribution in order to qualify as a REIT;

•	our plans regarding our distribution policy, and the amount and timing of, and source of funds for, any such distributions;

•	our expectations regarding the use of net operating losses (“NOLs”) to reduce REIT taxable income;

•	our expectations regarding foreign currency exchange rates;

•	our expectations regarding the churn rate of our non-iDEN tenant leases;

•	our expectations regarding the impact of the Oi reorganization;

•	our expectations regarding our future cash capital expenditures, both discretionary and non-discretionary, including expenditures required to maintain, improve, and modify our towers, ground lease purchases, and general corporate expenditures, and the source of funds for these expenditures;

•	our intended use of our liquidity;

•	our expectations regarding our annual debt service in 2016 and thereafter, and our belief that our cash on hand, capacity under our Revolving Credit Facility, our cash flows from operations for the next twelve months, and future financings will be sufficient to service our outstanding debt during the next twelve months;

•	our belief regarding our credit risk; and

•	our estimates regarding certain accounting and tax matters.

These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the following:

•	the impact of consolidation among wireless service providers on our leasing revenue;

•	our ability to continue to comply with covenants and the terms of our credit instruments and our ability to obtain additional financing to fund our capital expenditures;

•	our ability to successfully manage the risks associated with international operations, including risks relating to political or economic conditions, tax laws, currency restrictions and exchange rate fluctuations, legal or judicial systems, and land ownership;

•	our ability to successfully manage the risks associated with our acquisition initiatives, including our ability to effectively integrate acquired towers into our business and to achieve the financial results projected in our valuation models for the acquired towers;

•	developments in the wireless communications industry in general, and for wireless communications infrastructure providers in particular, that may slow growth or affect the willingness or ability of the wireless service providers to expend capital to fund network expansion or enhancements;

•	our ability to secure as many site leasing tenants as anticipated, recognize our expected economies of scale with respect to new tenants on our towers, and retain current leases on towers;

•	our ability to secure and deliver anticipated services business at contemplated margins;

•	our ability to build new towers, including our ability to identify and acquire land that would be attractive for our customers and to successfully and timely address zoning, permitting, weather, availability of labor and supplies and other issues that arise in connection with the building of new towers;

•	competition for the acquisition of towers and other factors that may adversely affect our ability to purchase towers that meet our investment criteria and are available at prices which we believe will be accretive to our shareholders and allow us to maintain our long-term target leverage ratios;

•	our ability to protect our rights to the land under our towers, and our ability to acquire land underneath our towers on terms that are accretive;

•	our ability to sufficiently increase our revenues and maintain expenses and cash capital expenditures at appropriate levels to permit us to meet our anticipated uses of liquidity for operations, debt service and estimated portfolio growth;

•	our ability to successfully estimate the impact of regulatory and litigation matters;

•	our ability to successfully estimate the impact of certain accounting and tax matters, including the effect on our company of adopting certain accounting pronouncements and the availability of sufficient net operating losses to offset future taxable income;

•	natural disasters and other unforeseen damage for which our insurance may not provide adequate coverage;

•	a decrease in demand for our towers;

•	the willingness and ability of Oi to continue to make payments to us in accordance with the terms of our contracts;

•	the introduction of new technologies or changes in a tenant’s business model that may make our tower leasing business less desirable to potential tenants;

•	our ability to qualify for treatment as a REIT for U.S. federal income tax purposes and to comply with and conduct our business in accordance with such rules;

•	our ability to utilize available NOLs to reduce REIT taxable income; and

•	our ability to successfully estimate the impact of certain accounting and tax matters, including the effect on our company of adopting certain accounting pronouncements and the availability of sufficient NOLs to offset future REIT taxable income.

Each of the forward-looking statements included in this prospectus and incorporated by reference herein speak only as of the date on which that statement is made. We will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made, except as required by law.

Selected Historical Financial Data

The financial data as of and for the years ended December 31, 2013, 2014 and 2015 has been derived from our audited consolidated financial statements which are incorporated by reference into this prospectus. The financial data as of and for the years ended December 31, 2011 and 2012 has been derived from our audited consolidated financial statements which are not incorporated by reference into this prospectus. The financial data as of and for the nine months ended September 30, 2015 and 2016 has been derived from our unaudited consolidated financial statements which are incorporated by reference into this prospectus.

The unaudited financial data has been derived from our books and records without audit and, in the opinion of management, includes all adjustments, (consisting only of normal, recurring adjustments) that management considers necessary for a fair statement of results for these periods. The financial information for the nine months ended September 30, 2016 is not necessarily indicative of the results to be expected for the full year. The information in the following tables may not be comparable to the operations of SBA’s future performance.

It is important for you to read the following summary of selected financial data together with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and SBA’s consolidated financial statements and accompanying notes included in the documents incorporated by reference into this prospectus.

	For the year ended December 31,					Nine Months Ended September 30,
	2011	2012	2013	2014	2015	2015	2016
	(audited)	(audited)	(audited)	(audited)	(audited)
	(in thousands, except for per share data)
Operating data:
Revenues:
Site leasing	$616,294	$846,094	$1,133,013	$1,360,202	$1,480,634	1,112,182	$1,144,461
Site development	81,876	107,990	171,853	166,794	157,840	119,351	72,159

Total revenues	698,170	954,084	1,304,866	1,526,996	1,638,474	1,231,533	1,216,620

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion, and amortization shown below):
Cost of site leasing	131,916	188,951	270,772	301,313	324,655	243,298	255,609
Cost of site development	71,005	90,556	137,481	127,172	119,744	91,662	59,021
Selling, general and administrative	62,828	72,148	85,476	103,317	114,951	86,017	110,326
Acquisition related adjustments and expenses	7,144	40,433	19,198	7,798	11,864	7,483	8,974
Asset impairment and decommission costs	5,472	6,383	28,960	23,801	94,783	74,185	23,180
Depreciation, accretion, and amortization	309,146	408,467	533,334	627,072	660,021	498,560	479,635

Total operating expenses	587,511	806,938	1,075,221	1,190,473	1,326,018	1,001,205	936,745

Operating income	110,659	147,146	229,645	336,523	312,456	230,328	279,875

Other income (expense):
Interest income	136	1,128	1,794	677	3,894	2,284	7,704
Interest expense	(160,896)	(196,241)	(249,051)	(292,600)	(322,366)	(238,439)	(250,913)
Non-cash interest expense	(63,629)	(70,110)	(49,085)	(27,112)	(1,505)	(1,051)	(1,500)
Amortization of deferred financing fees	(9,188)	(12,870)	(15,560)	(17,572)	(19,154)	(13,973)	(16,035)
Loss from extinguishment of debt, net	(1,696)	(51,799)	(6,099)	(26,204)	(783)	—	(34,512)
Other income (expense), net	(165)	5,654	31,138	10,628	(139,137)	(178,710)	92,137

Total other expense	(235,438)	(324,238)	(286,863)	(352,183)	(479,051)	(429,889)	(203,119)

Income (loss) before provision for income taxes	(124,779)	(177,092)	(57,218)	(15,660)	(166,595)	(199,561)	76,756
(Provision) benefit for income taxes	(2,113)	(6,594)	1,309	(8,635)	(9,061)	(7,112)	(5,780)

Net income (loss) from continuing operations	(126,892)	(183,686)	(55,909)	(24,295)	(175,656)	(206,673)	70,976
Income from discontinued operations, net of income taxes	—	2,296	—	—	—	—	—

Net income (loss)	(126,892)	(181,390)	(55,909)	(24,295)	(175,656)	(206,673)	70,976

Net income attributable to the noncontrolling interest	436	353	—	—	—	—	—

Net income (loss) attributable to SBA Communications Corporation	$(126,456)	$(181,037)	$(55,909)	$(24,295)	$(175,656)	(206,673)	$70,976

Per share amounts:
Income (loss) from continuing operations
Basic	$(1.14)	$(1.53)	$(0.44)	$(0.19)	$(1.37)	$(1.61)	$0.57
Diluted	$(1.14)	$(1.53)	$(0.44)	$(0.19)	$(1.37)	$(1.61)	$0.56
Income from discontinued operations	—	0.02	—	—	—	—	—

Net income (loss) per common share
Basic	$(1.14)	$(1.51)	$(0.44)	$(0.19)	$(1.37)	$(1.61)	$0.57

Diluted	$(1.14)	$(1.51)	$(0.44)	$(0.19)	$(1.37)	$(1.61)	$0.56

Weighted average number of common shares
Basic	111,595	120,280	127,769	128,919	127,794	128,397	125,041

Diluted	111,595	120,280	127,769	128,919	127,794	128,397	125,761

	As of December 31,					As of September 30,
	2011	2012	2013	2014	2015	2016
	(audited)	(audited)	(audited)	(audited)	(audited)	(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$47,316	$233,099	$122,112	$39,433	$118,039	$165,225
Restricted cash—current (1)	22,266	27,708	47,305	52,519	25,353	552,473
Short-term investments	5,773	5,471	5,446	5,549	706	221
Property and equipment, net	1,583,393	2,671,317	2,578,444	2,762,417	2,782,353	2,780,112
Intangibles, net	1,639,784	3,134,133	3,387,198	4,189,540	3,735,413	3,710,817
Total assets (2)	3,606,399	6,615,911	6,783,188	7,841,125	7,403,215	7,915,722
Total debt	3,354,485	5,356,103	5,876,607	7,860,799	8,542,305	9,031,268
Total shareholders’ equity (deficit)	(11,313)	652,991	356,966	(660,800)	(1,706,144)	(1,669,062)

(1)	Restricted cash of $25.3 million as of December 31, 2015 consisted of $25.1 million related to the requirements of the mortgage loan underlying our Tower Securities and $0.2 million related to surety bonds issued for our benefit. Restricted cash of $52.5 million as of December 31, 2014 consisted of $52.1 million related to the requirements of the mortgage loan underlying our Tower Securities and $0.4 million related to surety bonds issued for our benefit. Restricted cash of $47.3 million as of December 31, 2013 consisted of $46.4 million related to the Tower Securities loan requirements and $0.9 million related to surety bonds issued for our benefit. Restricted cash of $27.7 million as of December 31, 2012 consisted of $26.8 million related to the requirements of the mortgage loan underlying our Tower Securities and $0.9 million related to surety bonds issued for our benefit. Restricted cash of $22.3 million as of December 31, 2011 consisted of $21.4 million related to the requirements of the mortgage loan underlying our Tower Securities and $0.9 million related to surety bonds issued for our benefit.
(2)	On January 1, 2016 we adopted ASU 2015-03 interest—Imputation of Interest and ASU 2015-15 Interest—Imputation of Interest—Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements, which required that we present all debt issuance costs, with the exception of debt issuance costs associated with line-of-credit arrangements, as a direct deduction from the related debt liability rather than an asset. Included in Total Assets for the years ended December 31, 2015, 2014, 2013, 2012 and 2011 are $90.2 million, $92.5 million, $69.2 million, $61.4 million and $37.1 million, respectively, related to debt issuance costs.

	For the year ended December 31,					Nine Months Ended September 30,
	2011	2012	2013	2014	2015	2015	2016
	(audited)	(audited)	(audited)	(audited)	(audited)
	(in thousands)
Other Data:
Cash provided by (used in):
Operating activities	$249,058	$340,914	$497,587	$671,643	$737,173	$534,737	$514,181
Investing activities	(503,273)	(2,269,120)	(817,198)	(1,760,127)	(734,521)	(566,731)	(300,213)
Financing activities	237,432	2,110,481	210,837	991,838	88,937	78,513	(180,531)

Legal Matters

Certain legal matters relating to the offering will be passed upon for us by Greenberg Traurig, P.A., Fort Lauderdale, FL.

Experts

The consolidated financial statements of SBA Communications Corporation and Subsidiaries appearing in SBA Communications Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Where You Can Find More Information; Incorporation By Reference

We file annual, quarterly and special reports with the Commission. Our Commission filings are available over the Internet at the Commission’s web site at http://www.sec.gov. You may also read and copy any document we file at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on the Public Reference Room and its copy charges.

We are “incorporating by reference” into this prospectus specific documents that we file with the Commission, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we file subsequently with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that we file with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offerings of all of the securities covered by this prospectus has been completed including all such documents filed after the date of the initial registration statement and prior to the effectiveness of the registration statement. This prospectus is part of a registration statement filed with the Commission.

We incorporate by reference into this prospectus the following documents filed by us with the Commission, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, each of which should be considered an important part of this prospectus:

Commission Filing (File No. 1-10466)	Period Covered or Date of Filing
Annual Report on Form 10-K	Year Ended December 31, 2015

Quarterly Reports on Form 10-Q	Quarters Ended March 31, 2016, June 30, 2016 and September 30, 2016

Current Reports on Form 8-K	May 16, 2016, June 24, 2016, July 8, 2016, August 3, 2016, August 16, 2016, October 3, 2016, December 9, 2016 and January 17, 2017

Description of our Class A common stock contained in Exhibit 4.1 to the Current Report on Form 8-K, and any amendment or report filed for the purpose of updating such description	January 17, 2017

All subsequent documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K	After the date of this Registration Statement

You may request a copy of each of our filings at no cost, by writing or telephoning us at the following address, telephone or facsimile number:

SBA Communications Corporation

8051 Congress Avenue

Boca Raton, FL 33487

Attention: Investor Relations

Phone: (561) 995-7670

Fax: (561) 998-3448

Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.

We maintain an internet website at http://www.sbasite.com, which contains information relating to us and our business. We do not incorporate the information on our internet website by reference.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus and any prospectus supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

The information in this prospectus and any prospectus supplement may not contain all of the information that may be important to you. You should read the entire prospectus and any prospectus supplement, as well as the documents incorporated by reference in the prospectus and any prospectus supplement, before making an investment decision.

PART II

Information Not Required In Prospectus

Item 20.	Indemnification of Directors and Officers.

Under Section 607.0831 of the Florida Business Corporation Act (the “FBCA”), a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act regarding corporate management or policy unless (1) the director breached or failed to perform his or her duties as a director and (2) the director’s breach of, or failure to perform, those duties constitutes: (a) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (b) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (c) a circumstance under which the liability provisions of Section 607.0834 are applicable, (d) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct, or (e) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful.

Under Section 607.0850 of the FBCA, a corporation has power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, has reasonable cause to believe that his or her conduct was unlawful.

In addition, under Section 607.0850 of the FBCA, a corporation has the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Under Section 607.0850 of the FBCA, the indemnification and advancement of expenses provided pursuant to Section 607.0850 of the FBCA are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (b) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (c) in the case of a director, a circumstance under which the above liability provisions of Section 607.0834 are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Our articles of incorporation provide that we will, to the fullest extent permitted by applicable law and our bylaws, as amended from time to time, indemnify all of our officers and directors. Our bylaws provide that the board of directors, in its discretion, may on behalf of the Company purchase insurance on behalf of a person who was or is a director, officer or employee of the Company. To the extent that such insurance is not in effect or does not apply, and is permitted by the bylaws, the Company will indemnify each officer and director who is a party to a suit or action by reason of the fact that he or she served in such capacity for expenses reasonably incurred in connection with an action or suit if he or she acted in good faith, and with respect to a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Additionally, to the extent that such insurance is not in effect or does not apply, and it is permitted by the bylaws, the Company will indemnify each officer and director who was or is a party to a suit or action by or in the right of the Company by reason of the fact that he or she served in such capacity for expenses reasonably incurred in connection with such action or suit if he or she acted in good faith, except that no indemnification will be made in respect of a claim or action for which the person is adjudged to be liable for negligence or misconduct in the performance of his or her duties to the Company, unless and to the extent that the court in which the claim is brought determines that such person is entitled to indemnity.

We have entered into indemnification agreements with our directors and certain officers that provide for the indemnification of our directors and certain officers, to the fullest extent permitted by the Florida Business Corporation Act, our articles of incorporation and our bylaws, against expenses incurred by such persons in connection with their service as (i) our director or officer, (ii) in any capacity with respect to any of our employee benefit plans, or (iii) as a director, partner, trustee, officer, employee or agent of any other entity at our request. In addition, the agreements provide for our obligation to advance expenses, under certain circumstances, and provide for additional procedural protections.

We maintain directors’ and officers’ liability insurance for our directors and officers.

Item 21.	Exhibits.

(a)	Exhibits Required by Item 601 of Regulation S-K.

Exhibit No.	Description	Incorporated by Reference
		Form	Period Covered or Date of Filing
2.1	Agreement and Plan of Merger by and between SBA Communications Corporation and SBA Communications REIT Corporation, dated as of November 10, 2016	Exhibit 2.1 to Form 8-K filed by the Registrant	1/17/2017

3.1	Amended and Restated Articles of Incorporation of Registrant	Exhibit 3.1 to Form 8-K filed by the Registrant	1/17/2017

3.2	Articles of Merger, effective as of January 13, 2017	Exhibit 3.2 to Form 8-K filed by the Registrant	1/17/2017

3.3	Amended and Restated Bylaws of Registrant	Exhibit 3.3 to Form 8-K filed by the Registrant	1/17/2017

5.1	Opinion of Greenberg Traurig, P.A.**

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm**

23.2	Consent of Greenberg Traurig, P.A. (included in Exhibit 5.1) **

24.1	Power of Attorney of certain directors and officers of SBA (set forth on the signature page of this registration statement)**

**	Filed herewith.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) The undersigned registrant hereby undertakes

(i) as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(ii) that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(9) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on January 17, 2017.

SBA COMMUNICATIONS CORPORATION

By:	/s/ Jeffrey A. Stoops
Jeffrey A. Stoops Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Jeffrey A. Stoops and Brendan T. Cavanagh, and each of them, with full power to act without the other, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments and supplements to this registration statement, including post-effective amendments, and any additional registration statement pursuant to Rule 462(b) and Rule 462(e) under the Securities Act of 1933 and other instruments necessary or appropriate in connection therewith, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary or desirable to be done, and to take or cause to be taken any and all such further actions in connection with such registration statement as such attorneys-in-fact and agents, in each of their sole discretion, deems necessary or appropriate, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Steven E. Bernstein	Chairman of the Board of Directors	January 17, 2017
Steven E. Bernstein

/s/ Jeffrey A. Stoops	Chief Executive Officer and President (Principal Executive Officer)	January 17, 2017
Jeffrey A. Stoops

/s/ Brendan T. Cavanagh	Chief Financial Officer and Executive Vice President (Principal Financial Officer)	January 17, 2017
Brendan T. Cavanagh

/s/ Brian D. Lazarus	Chief Accounting Officer and Senior Vice President (Principal Accounting Officer)	January 17, 2017
Brian D. Lazarus

/s/ Kevin L. Beebe	Director	January 17, 2017
Kevin L. Beebe

/s/ Brian C. Carr	Director	January 17, 2017
Brian C. Carr

/s/ Mary S. Chan	Director	January 17, 2017
Mary S. Chan

/s/ Duncan H. Cocroft	Director	January 17, 2017
Duncan H. Cocroft

/s/ George R. Krouse, Jr.	Director	January 17, 2017
George R. Krouse, Jr.

/s/ Jack Langer	Director	January 17, 2017
Jack Langer

Exhibit Index

Exhibit No	Description
5.1	Opinion of Greenberg Traurig, P.A.

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm